Exhibit 99.1

June 30, 2010

Dear Stockholder,

We are writing to announce an adjustment to our distribution rate and explain the portfolio and market conditions influencing this change.

As shown in the chart below, Hines REIT has made relatively consistent quarterly distributions since our first full quarter of operations beginning in January 2005.

Our management and board of directors believe that aligning our distributions with funds generated by our operations, including the results of certain property sales, and not with funds from offering proceeds or borrowings, is an important objective for the Company. We are proud that, other than our initial quarters of operations, we have been able to meet that objective.

Our portfolio continues to be well leased overall at 90%; however, given the economic environment, we have experienced a decline in occupancy and rental rates over the last few quarters, which have reduced our net operating income as we re-lease expiring space to new or existing tenants.  Unfortunately, the downward trends in real estate fundamentals may continue for several more quarters before they begin improving, and the rebound may be slow.  As a result of these market conditions, our board of directors has decided to reduce our current annual distribution rate from 6% to 5% (based on our last share price of $10.08 per share)* effective for the quarter beginning July 1, 2010, in order to maintain our practice of aligning distributions with our operating performance as described above.  The reduction is not the result of liquidity needs such as debt maturities or pay downs or capital expenditure requirements of our properties.  In fact, our liquidity position is quite solid and we have relatively low levels of debt maturities in the next 24 months.  The reduction simply better aligns our distributions with our forecasted operating performance over the near term.

Despite the challenges discussed above, we are confident that with the proactive management of our high-quality, well-located assets, our portfolio will weather the current economic downturn and respond positively as the economy and markets recover and job growth returns.  As always, we appreciate your trust, and we remain committed to the successful management of your investment in Hines REIT.

Jeffrey C. Hines
Chairman of the Board

Charles N. Hazen
President and Chief Executive Officer

*Annual distribution rate of 5% assumes that the distribution rate per share authorized for July 2010 is maintained for a twelve-month period. We cannot assure you that this distribution rate will be maintained.

Statements in this letter, including intentions, beliefs, expectations or projections relating to items such as the timing of payment of distributions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks associated with Hines REIT's ability to generate cash flow sufficient to fund distributions and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.